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                                                                     EXHIBIT 4.7


August 28, 1996

Mr. S. E. Melvin Hecht
Chief Financial Officer
Marisa Christina, Inc.
Marisa Christina Apparel, Inc. Flapdoodles, Inc.
Adrienne Vittadini Enterprises, Inc.
1410 Broadway, 20th Floor
New York, NY  10018

Dear Melvin,

I am pleased to advise you that the Bank of New York (the "Bank") in its sole discretion is prepared to offer a line of credit to Marisa Christina, Inc. (the "Company") and its three wholly owned subsidiaries identified below (collectively with the Company, the "Borrowers") up to a maximum aggregate amount of $15,000,000 for import financing and working capital purposes. Utilization of this demand line of credit is subject to the following terms and conditions and such other terms and conditions as the Bank may require at the time an advance is requested.

Borrowers:                         Marisa Christina, Inc.
                                   Marisa Christina Apparel, Inc.
                                   Flapdoodles, Inc.
                                   Adrienne Vittadini Enterprises, Inc.

Amount: A collateralized line of credit up to a maximum amount of $15,000,000 to be utilized as letters of credit, bankers' acceptances and loans.

Documentation:                     Any loans, bankers' acceptances, or letters
                                   of credit which the Bank may create, will be evidenced by documents with the borrowers, Guarantors and third parties in each instance in form and substance satisfactory to the Bank and its counsel.

Collateral:                        The Bank would have a first priority security
                                   interest in all of the following assets and
                                   property of each and all of the Borrowers,
                                   present and future: (a) all imported
                                   inventory, (b) all accounts receivable, (c)
                                   all credit balances at the Factor(s) of
                                   Adrienne Vittadini Enterprises, Inc.
                                   (including BNY Financial Corporation;
                                   "Factor(s)") and (d) all proceeds thereof,
                                   subject only in the case of (b) and (c)
                                   above, in relation to Adrienne Vittadini
                                   Enterprises, Inc., to any rights and
                                   priorities in favor of Factors(s) in any such
                                   accounts receivable and credit balances, to
                                   the extend set forth in an assignment of
                                   factoring proceeds and inter-creditor
                                   agreement to be entered into between the Bank
                                   and such Factor(s) on a
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                                   mutually acceptable basis.

Availability:                      Availability of letters of credit and
                                   bankers' acceptances will be limited to
                                   Marisa Christina Apparel, Inc., Flapdoodles,
                                   Inc., and Adrienne Vittadini Enterprises,
                                   Inc.

Interest Rate:                     Advances for loans will bear interest at the
                                   Borrowers' option at the fluctuating: 1)
                                   Alternate Base Rate of The Bank of New York
                                   ("ABR"), such rate to change on the effective date of any change in the ABR; or 2) London
                                   Interbank Offering Rate (LIBOR), as may be determined by The Bank of New York, plus one percent, available for 1,2 or 3 month interest periods. ABR is defined as a rate per annum equal to the greater of: (i) the BNY Prime Rate in effect, or (ii) the Federal
                                   Funds Effective Rate plus 1/2 of 1% (Note:
                                   see attachment for definitions of LIBOR, BNY
                                   Prime Rate and Federal Funds Effective Rate).
                                   Bankers' acceptances will bear interest at The Bank of New York's Bankers' Acceptance
                                   Rate announced to be in effect from time to time (the "B/A Rate") plus one percent.

Letters of Credit:                 Transaction costs for each letter
                                   of credit plus 1/8 of 1% of the amount of each drawing under a letter of credit. There is a minimum letters of credit drawing fee of $85. Associated miscellaneous charges will be at our then current rates as they may change from time to time.

Balance Requirements:              The Company and other Borrowers shall
                                   maintain average net available demand deposit
                                   balances in a minimum amount sufficient to
                                   compensate the Bank for account activity or
                                   alternatively will be charged the usual fees
                                   for services rendered as determined by the
                                   standard fee schedule of the Bank, or as
                                   otherwise agreed upon by the Company and the
                                   Bank. It shall be understood that the
                                   maintenance of such deposits will not in
                                   anyway obligate the Bank to lend, issue
                                   letters of credit, or to create bankers'
                                   acceptances.
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Guarantees:                        Unlimited cross-collateralized corporate
                                   guarantees by each of the Borrowers of the other Borrowers, as well as the unlimited corporate guarantees of each of the Borrowers by each of the following:
                                   C.M. Marisa Christina (H.K.) limited,
                                   Marisa Christina Outlet Holdings, Inc.,
                                   Marisa Christina Outlets Stores of
                                      California, Inc.,
                                   Marisa Christina Outlets Stores of Colorado,
                                      Inc.,
                                   Marisa Christina Outlets Stores of New York,
                                      Inc., and
                                   MF Showroom Holdings, Inc.

                                   (Collectively, "Guarantors")

As an ongoing condition of this credit facility, the Bank requires the Company to furnish the following:

                                   1) Copies of the Company's Form 10-K
                                   including annual audited fiscal statements prepared in accordance with generally accepted accounting principles filed with Securities and Exchange Commission, to be delivered within five (5) business days of the filing, but in any case no later than one hundred twenty (120) days after the end of fiscal year, together with consolidating annual fiscal statements.

                                   2) Copies of the Company's Form 10-Q
                                   including quarterly financial statements prepared in accordance with generally accepted accounting principles filed with the Securities and Exchange Commission, to be received within ten (10) business days of the filing but in any case no later than sixty
                                   (60) days after the end of the each fiscal quarter, together with consolidating quarterly fiscal statements.

                                   3) Copies of any reports, submitted to any of the Borrowers, by independent certified public accountants in connection with the examination in connection with the financial statements of such Borrowers made by such accountants.

As you know, lines of credit are discretionary and cancelable by either party at any time and the making of advances, the creation of bankers' acceptances and the issuance of letters of credit, if any, is subject to the Bank's review and exercise of its discretion and to the Bank's satisfaction with the business, assets, operations and prospects of the Borrowers and the Guarantors at the time of each drawdown.

The Bank will consider requests for accommodations under the line of credit subject to these terms until June 30, 1997 unless this discretionary line is earlier terminated by the Company or the Bank.
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Please acknowledge your understanding of and agreement to the foregoing by signing and returning the enclosed copy of this letter to the undersigned by no later than September 15, 1996.

We very much look forward to beginning a long-term relationship with Marisa Christina.

                                                                      Sincerely,
                                                            THE BANK OF NEW YORK



                                                                 Ronald R. Reech
                                                                  Vice President

Accepted and Agreed to:
This 29th day of August, 1996

MARISA CHRISTINA, INC.


By:______________________
Title______________________


MARISA CHRISTINA APPAREL, INC.


By:_______________________
Title:______________________


FLAPDOODLES, INC.
By:_______________________
Title:______________________


ADRIENNE VITTADINI ENTERPRISES, INC.


By:___________________________
Title:__________________________
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                                   DEFINITIONS

"BNY PRIME RATE": A rate of interest per annum equal to the rate of interest publicly announced in New York City by The Bank of New York from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

"FEDERAL FUNDS EFFECTIVE RATE": for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Systems arranged by Federal funds brokers, as published for such day (or, if such day is not a domestic business day, for the next preceding; domestic business day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a domestic business day, the average (rounded, if necessary, to the nearest 1/100 of 1%, then to the next higher 1/100 of 1%) of the quotations for such day on such transactions received by The Bank of New York from three Federal funds brokers or recognized standing selected by it.

"LIBOR": means, relative to any interest period for which Advances are to be governed by the London Interbank Offering Rate, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates per annum on Eurodollar deposits in U.S. Dollars offered to the Bank's LIBOR Office in the London interbank eurodollar market on the second business day prior to the beginning of such interest period, for delivery on the first day of such interest period, and in an amount approximately equal to the amount of such Advances at LIBOR and for a period approximately equal to such interest period.